Calculation of Filing Fee Tables
S-8
Katapult Holdings, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.0001 per share	Other	9,000,000	$ 6.29	$ 56,610,000.00	0.0001381	$ 7,817.84
Total Offering Amounts:						$ 56,610,000.00		$ 7,817.84
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 7,817.84
Offering Note
[1]	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also registers such indeterminate number of additional shares of Common Stock, par value $0.0001 per share (the "Common Stock"), that may become issuable under the Katapult Holdings, Inc. 2026 Equity Incentive Plan by reason of any stock dividend, extraordinary cash dividend or other distribution, recapitalization, stock split, reverse split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, share exchange or other similar corporate transaction or event. Represents 9,000,000 shares of Common Stock authorized for issuance under the Katapult Holdings, Inc. 2026 Equity Incentive Plan. Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act, based upon the average of the high and low prices of the Common Stock on The Nasdaq Stock Market LLC on August 5, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources